Exhibit 99.1

FOR IMMEDIATE RELEASE
Old Market CC	Contact: Charles Krebs	NASDAQ: OMCC
Old Market Capital Corporation Corporate Headquarters 1601 Dodge St., Suite 3350 Omaha, NE, 68102	CFO Ph # (402) 658-0809	Website: www.oldmarketcapital.com

Old Market Capital Announces

3rd Quarter Fiscal Year 2025 Results

•
$3M of revenue and $261K of net income attributed to Amplex Electric, Inc. ("Amplex") during Q3
•
Amplex drew down $0.6M of debt under the previously announced $21.3M RUS Loan approval
•
Higher than normal year-to-date operating expenses attributed to restructuring and acquisition costs
•
Book value per share of $8.11 as of December 31, 2024, as compared to $8.07 at March 31, 2024

February 14, 2025 – Omaha, Nebraska – Old Market Capital Corporation (NASDAQ: OMCC) (the "Company") announced a net loss attributable to common shareholders of $0.1 million for the three months ended December 31, 2024, compared to a net loss of $11.7 million for the three months ended December 31, 2023. Basic and diluted net loss per share attributable to common shareholders was $0.04 for the three months ended December 31, 2024, compared to $1.60 for the three months ended December 31, 2023.

Total operating expenses from continuing operations increased 106% to $3.7 million for the three months ended December 31, 2024, as compared to $1.8 million during the three months ended December 31, 2023. The increase in operating expenses during the quarter was largely attributable to ongoing operating costs of Amplex, and other expenses not attributable to normal operations including restructuring activities and acquisition costs.

The Company reported a net loss attributable to common shareholders of $4.1 million for the nine months ended December 31, 2024, as compared to a net loss of $20.6 million for the nine months ended December 31, 2023. Basic and diluted net loss per share attributable to common shareholders was $0.64 for the nine months ended December 31, 2024, as compared to $2.83 for the nine months ended December 31, 2023.

Total operating expenses from continuing operations increased 145% to $12 million for the nine months ended December 31, 2024, as compared to $4.9 million for the nine months ended December 31, 2023. The increase of operating expenses during the first nine months of 2024 were attributable to costs associated with (i) depreciation expense; (ii) general and administrative expenses relating to the operation of Amplex; and (iii) professional fees relating to the acquisition of Amplex.

As previously announced, Amplex was approved for and entered into a Reconnect Program Loan and Security Agreement (“Loan”) with the Federal government acting through the Rural Electric Services (“RUS”) for a principal amount of $21.3 million. For the three months ending December 31, 2024, Amplex drew $0.6 million from RUS. The Loan bears interest at a rate of 2% per annum, calculated by daily accrual. All accrued interest and principal on advances will be deferred for a three year period ending on October 31, 2027, unless earlier payment is made by Amplex. At the end of the three-year deferral period, all unpaid accrued interest will be capitalized and added to the outstanding principal, and monthly payments will be established in an amount that amortizes the outstanding balance in equal payments over the remaining term of the Loan. The principal advanced pursuant to this Agreement and remaining unpaid, if any, and interest thereon, shall be due and payable on October 31, 2046. The RUS loan is being used to build out fiber in one specific area of Ohio where it was awarded.

Old Market Capital Corporation (f/k/a Nicholas Financial, Inc.) was previously a specialized consumer finance company. The Company restructured its operations in 2024 and now operates as a holding company which owns a controlling interest in a broadband company, Amplex, and seeks to pursue additional controlling interests in other companies and sectors yet to be determined. For an index of Old Market Capital’s news releases or to obtain a specific release, please visit our company’s website at, www.oldmarketcapital.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” "explore" “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. These statements, which include statements regarding the exploration of opportunities to allocate capital to increase shareholder returns, are inherently uncertain and subject to certain risks, uncertainties and assumptions that may cause results to differ materially from those expressed or implied in forward-looking statements.

Old Market Capital Corporation

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Revenue
Wireless internet services	$1,693	$—	$3,776	$—
Fiber internet services	851	—	1,730	—
Other revenue	424	—	909	—
Total revenue:	2,968	—	6,415	—
Expenses
Cost of services	378	—	810	—
Other operating expenses	3,293	1,767	11,142	4,876
Total operating expenses	3,671	1,767	11,952	4,876
Other income (expense)
Income from cash equivalents	255	31	1,057	31
Loss on dissenting shareholders' liability	—	—	(1,103)	—
Other income (expense)	43	37	(1,624)	—
Total other income (expense), net	298	68	(1,670)	31
Loss before income taxes	(405)	(1,699)	(7,207)	(4,845)
Income tax (expense) benefit	(60)	—	(35)	—
Loss from continuing operations	(465)	(1,699)	(7,242)	(4,845)
Discontinued operations:
Total income (loss) from discontinued operations	279	(9,962)	3,139	(15,745)
Net loss	(186)	(11,661)	(4,103)	(20,590)
Less: Net income attributable to redeemable noncontrolling interest	(62)	—	12	—
Net loss attributable to common shareholders	$(124)	$(11,661)	$(4,115)	$(20,590)
Net loss per share attributable to common shareholders from continuing operations:
Basic	$(0.08)	$(0.23)	$(1.11)	$(0.66)
Diluted	$(0.08)	$(0.23)	$(1.11)	$(0.66)
Net income (loss) per share attributable to common shareholders from discontinued operations:
Basic	$0.04	$(1.37)	$0.47	$(2.16)
Diluted	$0.04	$(1.37)	$0.47	$(2.16)
Net loss per share attributable to common shareholders:
Basic	$(0.04)	$(1.60)	$(0.64)	$(2.83)
Diluted	$(0.04)	$(1.60)	$(0.64)	$(2.83)

Old Market Capital Corporation

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31, 2024	March 31, 2024
Cash and cash equivalents	$27,132	$18,982
Property, plant, and equipment, net	24,870	75
Intangible assets, net	10,743	—
Goodwill	10,434	—
Other assets	6,242	1,340
Assets of discontinued operations	65	39,441
Total assets	$79,486	$59,838
Accounts payable	$1,701	$99
Liabilities of discontinued operations	—	497
Deferred income taxes	4,792	—
Other liabilities	4,843	400
Total liabilities	11,336	996
Redeemable non-controlling interest	14,210	—
Shareholders' equity	53,940	58,842
Total liabilities, redeemable non-controlling interest, and equity	$79,486	$59,838